EXHIBIT 6.4

THIS SERVICE AGREEMENT (the “Agreement”) is entered into at the City of Vancouver , Province of British Columbia, Canada, as of the 1st day of Feb, 2019 (the “Effective Date”):

BY AND BETWEEN:	Infuzed Brands Inc., a corporation duly constituted under the laws of Canada, herein acting and represented by FAIZAAN LALANI duly authorized as he so declares,

(“Infuzed”)

AND:	Racquel Mateo of mmgyvr collective

(individually a “Party” or together the “Parties”)

WHEREAS Infuzed is a private company that intends to eventually be a publicly listed on the CSE Canadian Securities Exchange (the “CSE”) and

WHEREAS Infuzed requires management and director services and has agreed to contract the services of the Party upon the terms and conditions hereinafter provided.

THE PARTIES HERETO, INTENDING LEGALLY TO BE BOUND, HEREBY AGREE AS FOLLOWS:

ARTICLE 1

SERVICES PROVIDED

1.1.1	Infuzed retains the services of the Party to manage, grow the operations of Infuzed, develop the products and brands of Infuzed and oversee the general and financial affairs of Infuzed (the “Services”), upon the terms and conditions set forth in this Agreement.

1.1.2	Infuzed will make available Racquel Mateo of mmgyvr collective to fulfill these Services for Infuzed. Ms. Mateo will have the title of Chief Marketing Officer, Infuzed Brands Inc.

1.1.3	The Party shall devote on a full time basis to the business and affairs of Infuzed under the direction of the Board of Directors in providing these Services. The Party is providing the Services on an exclusive basis. For clarity this Agreement shall prevent the Party, or from entering into a similar services agreement with another company.

1.1.4	The present Agreement replaces and supersedes any agreement previously entered into between the Parties whether written or oral (if any).

ARTICLE2

TERM

2.1	The term of this Agreement shall be for the period commencing on the Effective Date hereof and ending on the date of termination in accordance with the terms that are set-out herein (the “Term”).

2.2.1	Unless otherwise agreed by mutual consent, this Agreement shall automatically be renewed under the same terms and conditions for successive periods of one (1) year each, unless one Party provides a written notice to Infuzed of its intention to terminate this Agreement at least three (3) months prior to the end of the Term or any renewal thereof, subject to the terms and conditions of paragraph 3.3 below.

2.2.2	Notwithstanding paragraph 2.2, Infuzed may terminate this Agreement with just cause. For the purpose hereof, any fraud, criminal act, gross misconduct or gross negligence by the party in the fulfillment of its Services under this Agreement or under any other agreement entered into by the Parties, shall constitute just cause.

2.2.3	Infuzed may terminate this agreement and the directorship of the Party at any time with a letter signed by shareholders that constitute a minimum of 5% of the issued shares of the Infuzed’ s stock. If 5% of the shareholders are not satisfied with the work of the Party then Infuzed may request for the resignation of Ms. Jigme Love as Director, President and CEO and this agreement will also be terminated at that time.

ARTICLE3

FEES & COMPENSATION

3.1.	As compensation for the Services rendered herein, the party shall be entitled to a base monthly fee of $4,000.00 (the “Base Fee”) for the full Term of this Agreement. The Base Fee is in expectation that the Party’ s performance of the Services shall require a minimum 40 hours per week (“Hourly Expectation”). The Base Fee will be payable monthly in advance upon submission of invoices from the Party to Infuzed. The Base Fee over the Term of the Agreement shall be the minimum amount that Infuzed shall pay to the Party.

3.2.	During the Term and any renewal thereof, Infuzed shall reimburse the Party in full for all reasonable and necessary business and travel expenses incurred in connection with the serviced rendered under this Agreement, upon presentation of written vouchers or expense statements that were preapproved by Infuzed before monies are spent.

ARTICLE4

CONFIDENTIALITY

4.1.	The Party hereby acknowledges that during the Term and any renewal thereof, it will have access to confidential information of Infuzed, including plans for future developments and information concerning costs and other business affairs of Infuzed and other information not available to the public or in the public domain (the “Confidential Information”). The Party covenants and agrees that except as required by the Services to be rendered by the Party as per the present Agreement, the Party will keep secret all Confidential Information and will not, directly or indirectly , either during the Term or thereafter, disclose or disseminate to anyone or make use of, for any purpose other than the fulfillment of its Services hereunder, any Confidential Information.

4.2.	Notwithstanding paragraph 4.1, the obligations of confidentiality and non-disclosure herein shall not apply to information that:

4.2.1	at the time of disclosure or thereafter becomes a part of the public domain through no fault of the Party;

4.2.2	is at the time of disclosure already in the possession of or becomes lawfully available the recipient on a non-confidential basis from a third party entitled to make such disclosures;

4.2.3	is required to be disclosed in virtue of any law, regulation, policy or order by any competent authority; or

4.2.4	is specifically released in writing by the Party from confidential status.

ARTICLES

INDEMNIFICATION

5.1	Subject to the provisions hereof, Infuzed shall:

	5.1.1	indemnify and save the Party harmless from any liability or injury to persons or damage to property by reason of any cause as a result of the performance of this Agreement by the Party;

	5.1.2	indemnify and reimburse the Party upon demand for any money or property that the latter is required to pay out expenses that were preapproved by the board of directors, whether the payment is for operating expenses or any other charges or debts incurred or assumed by the Party, or judgements, settlements or expenses in defense of any claim, civil or criminal action, proceeding, charge or prosecution made, instituted or maintained against the Party or Infuzed jointly and severally affecting or as a result of the performance of this Agreement by the Party; and

	5.1.3	defend promptly and diligen tly, at Infuzed’ s expense, any claim, action or proceedings brought against the Party or Infuzed jointly and severally arising out of or connected with any of the foregoing, and to save harmless and fully indemnify the Party from any judgment loss or settlement on account thereof regardless of the jurisdiction in which any such claims, actions or proceedings may be brought.

5.2

Notwithstanding the foregoing, Infuzed shall not be liable to indemnify and save the Party harmless from any such liability which results from acts of omission or commission committed by the Party outside the scope of this Agreement or the gross negligence or willful misconduct of the Party.

ARTICLE6

NOTICE

6.1	Any notice authorized or required to be given or made by or pursuant to this Agreement shall be made in writing and either personally delivered or mailed by registered mail, postage prepaid to the following addresses:

6.1.1	In the case oflnfuzed:	lnfuzed Brands Inc. #1000 - 409 Granville Street Vancouver , BC. V6C 1T2

Attention: JIGME LOVE

6.1.2	In the case of the Party:	Racquel Mateo

Address:

Attention: Racquel Mateo of mmgyvr collective

or such other address as either Party may designate in writing from time to time.

ARTICLE7

INTERPRETATION

7.1	This Agreement contains the entire agreement of the Parties hereto and any and all previous agreements, written or oral, between the Parties hereto or on their behalf, relating to engaging the Services of the Party by Infuzed, are hereby terminated and cancelled. Except as otherwise provided for herein, no amendment or variation of any of the provisions of this Agreement shall be valid unless made in writing and signed by each of the Parties hereto.

7.2	All dollar amounts referred to in this Agreement are in Canadian funds.

7.3	The provisions of this Agreement shall enure to the benefit of and be binding upon the Party and Infuzed, and their respective successors and assigns.

7.4	Headings are included in this Agreement for convenience of reference only and are not intended to be full or accurate description of the contents thereof.

7.5	If any provision or part of any provision of this Agreement, or the application of any such provision or part of such provision to any person or circumstance, shall be held invalid, null, void, illegal or unenforceable, the remainder of this Agreement, or the application of such provision to any person or circumstance other than those as to which it is held invalid, null, void, illegal or unenforceable shall not be affected thereby.

7.6	This Agreement shall be governed by the laws of the Province of British Columbia.

7.7

The Parties hereto have required that this Agreement and related documents be drafted in the English language. Les parties aux presentes ont exige que ce contrat et !es documents y afferents soient rediges dans la langue anglaise.

IN WITNESS WHEREOF the Parties hereto have executed this Agreement at the place and as of the date hereinabove mentioned.

INFUZED BRANDS INC.

/s/ JIGME LOVE
Per: JIGME LOVE
Title: CEO

RACQUEL MATEO

/s/ RACQUEL MATEO
RACQUEL MATEO